Exhibit 10.31

PARSONS CORPORATION

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into on this ____ day of August 2021 (the “Effective Date”), by and between Parsons Corporation, a Delaware corporation (hereinafter referred to as the “Company”) and Michael Kolloway (the “Executive”).

RECITALS

The Compensation Committee of the Board of Directors of Parsons Corporation (the “Committee”) and the Board of Directors have approved the Company’s entering into this Agreement with the Executive.   The Executive is a key executive of the Company.

Should the possibility of a Change in Control (as defined below) arise, the Committee believes it imperative that the Company should be able to rely upon the Executive to continue in his or her position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

Should the possibility of a Change in Control arise, in addition to his or her regular duties, the Executive may be called upon to assist in the assessment of such a possible Change in Control upon the Company’s shareholders, advise management and the Board of Directors as to whether such a Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board of Directors might determine to be appropriate.

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his or her advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce the Executive to remain in the employ of the Company in the face of these circumstances and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive agree as follows:

Article I
CERTAIN DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings set forth below unless the context clearly indicates to the contrary:

(a)	“Base Salary” means the salary of record paid to the Executive by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.

(b)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
(c)	“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 9.3.
(d)	“Board” means the Board of Directors of the Company.
(e)	“Cause” means the occurrence of any one or more of the following:
(i)	The Executive’s committing an act of fraud or embezzlement upon the Company.
(ii)	The Executive’s conviction of or pleading guilty or nolo contendere to a felony involving fraud, dishonesty or moral turpitude.
(iii)

The Executive’s willful and continued failure to substantially perform material duties which is not remedied in a reasonable period of time after written demand for substantial performances is delivered by the Board.

(iv)	The Executive’s material violation of the Company’s Code of Conduct.
(f)	“Change in Control” shall mean and include each of the following, and shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(i)

A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50 % of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 1(f)(iii)(1), (2) or (3) of this Article; or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder); or

(ii)	The Incumbent Directors cease for any reason to constitute a majority of the Board;

(iii)

The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

1)

which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

2)

after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(f)(iii)(2) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

3)

after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board's approval of the execution of the initial agreement providing for such transaction; or

(iv)	The date which is 10 business days prior to the completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

For sake of clarity, a Change in Control will not occur by reason of the Parsons Employee Stock Ownership Plan (the “ESOP”) owning less than fifty percent of

(50%) of the voting power of the Company’s (or any successor thereto) equity securities due to (A) the ESOP making distributions to participants and their beneficiaries, or (B) the ESOP selling equity securities to the public through underwritten registered public offerings.

The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

(g)	“Code” means the United States Internal Revenue Code of 1986, as amended.
(h)	“Company” means Parsons Corporation, a Delaware corporation, any successor thereto or acquirer thereof.
(i)

“Disability” means, for all purposes of this Agreement, the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of his or her employment by the Company, such Disability to be determined by the Board upon receipt and in reliance on competent medical advice from one (l) or more individuals, selected or approved by the Board, who are qualified to give such professional medical advice.

(j)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
(k)

“Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following, unless the action or failure giving rise to such occurrence is withdrawn, reversed or cured by the Company within thirty (30) days of the date of the occurrence, and is not thereafter reinstated by the Company during the term of this Agreement:

(i)

A material reduction in the nature or status of the Executive’s authorities, duties, and/or responsibilities (when such authorities, duties, and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period.

(ii)	A reduction by the Company of the Executive’s Base Salary as in effect on the day immediately prior to the start of the Protected Period.
(iii)

A material reduction by the Company of the Executive’s aggregate welfare benefits and/or the value of the incentive programs provided under the Company’s management incentive and/or other short and/or long-term incentive programs, as such benefits and opportunities exist on the day immediately prior to the start of the Protected Period.

(iv)

The relocation of the Executive’s principal office by the Company more than fifty (50) miles from the location of the Executive’s principal office immediately prior to the start of the Protected Period.

(v)	Any purported termination by the Company of the Executive’s employment that is not affected pursuant to a Notice of Termination satisfying the requirements of Section 3.4.
(vi)	The failure of the Company to obtain an agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated by Article 8.
(l)

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a group as contemplated by Sections 13(d)(3) and l4(d)(2) thereof

(m)	“Potential Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(i)	Any Person announces an intention to take an action that, if consummated, would result in a Change of Control and the Board expresses its good faith belief that such announced intention is serious.
(ii)	The Company or the trustees of the Company’s Employee Stock Ownership Plan enters into an agreement that, if consummated, would result in a Change in Control.
(iii)

Any Person (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company’s then outstanding securities.

(iv)	The Board declares that a Potential Change in Control has occurred for purposes of this Agreement.
(n)	“Protected Period” means the period related to a Change in Control commencing on the date of the Change in Control and ending on the date that is eighteen (18) months after the Change in Control.
(o)

“Qualifying Termination Event” means the occurrence, upon a Potential Change of Control, of any of one of the events described in sub-sections (i) and (ii) below, and, the occurrence of any one or more of the following events upon a Change in Control, or within the Protected Period following a Change in Control:

(i)	A termination of the Executive’s employment at the initiation of the Company, without the Executive’s consent, for reasons other than Cause;

(ii)	A voluntary termination of employment by the Executive for Good Reason;
(iii)	A successor company fails or refuses to assume by written instrument the Company’s obligations under this Agreement, as contemplated by Article 8;
(iv)	The Company or any successor company repudiates or breaches any of the provisions of this Agreement.

Article II
SERVICES DURING CERTAIN EVENTS

If a Potential Change in Control occurs, the Executive agrees that he or she will not voluntarily leave the employ of the Company and will render services until (a) the Board declares, or otherwise indicates, that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control, or (b) if a Change in Control occurs, until six (6) months after the Change in Control; provided, however, that, subject to any right that the Executive may have to benefits hereunder, the Company may terminate the Executive’s employment at any time for any reason, and the Executive may terminate his or her employment at any time for Good Reason.

Article III
SEVERANCE BENEFITS

3.1Right to Severance Benefits.  The Executive shall be entitled to receive the benefits described in Section 3.2 if the Executive incurs a Qualifying Termination Event, provided that the Executive must (a) furnish the Company with written notice of Executive’s exercise of the right to receive such benefits within thirty (30) days of the occurrence of a Qualifying Termination Event and (b) execute and deliver to the Company the Severance Agreement attached hereto as Exhibit A within fifty (50) days of the Qualifying Termination Event and not revoke it pursuant to any revocation rights afforded by law.  If the Executive does not timely execute and deliver to the Company the Severance Agreement, or if the Executive has executed the Severance Agreement but revokes it, no severance benefits shall be paid.  If more than one Qualifying Termination Event occurs, such events shall constitute a single Qualifying Termination Event and Executive shall be entitled to receive the benefits provided under Section 3.2 (a) through (d) only once.

3.2Severance Benefits. If a Qualifying Termination Event occurs and the Executive satisfies the conditions set forth in Section 3.1 above, the Company will pay the Executive as soon as practicable following his or her satisfaction of such conditions, but in no event more than 2½ months following the Qualifying Termination Event, a non-discounted cash lump sum amount equal to the sum of the following:

(a)	the Executive’s accrued and unpaid Base Salary and accrued vacation pay through the date of Executive’s termination, pursuant to a Qualifying Termination Event;
(b)

a pro-rata portion (based on the number of days that elapsed in the calendar year before the Qualifying Termination Event occurred) of the greater of (i) the Executive’s target annual bonus for the year of the Qualifying Termination Event or (ii) the Executive’s annual bonus that would have been paid (as determined by the Board in its discretion) assuming the year ended on the date of the Qualifying Termination Event and based on actual performance through that date;

(c)	an amount equal to the highest rate of the Executive’s annualized Base Salary in effect at any time up to and including the Qualifying Termination Event multiplied by two (2); and
(d)

an amount equal to the greater of (i) the Executive’s target annual bonus for the year of the Qualifying Termination Event or (ii) the average of the annual bonuses actually paid to the Executive for the two years preceding the year of the Qualifying Termination Event, multiplied by two (2).

In addition to the foregoing, if Executive satisfies the conditions set forth in Section 3.1 above, the Company will pay the Executive as soon as practicable following his or her satisfaction of such conditions, but in no event more that 2½ months following the Qualifying Termination Event, a non-discounted cash lump sum amount equal to the sum of the following: (i) the Company’s estimate of the costs for the Executive’s medical insurance coverage at the level and a cost to the Executive comparable to that provided to the Executive immediately prior to the Qualifying Termination Event for a period of two (2) years following such Qualifying Termination Event (which, in the Company’s discretion, may be based on the applicable COBRA rates); (ii) the Company’s estimate of the costs for the continuation of that level of the Executive’s executive life insurance coverage that is in effect immediately prior to the Qualifying Termination Event for a period of two (2) years following such Qualifying Termination Event, or, if shorter, the period ending on the last day of the level premium rate guarantee period established by the applicable insurer for such coverage; and (iii) the Company’s estimate of the costs for the continuation of the Executive’s executive supplemental disability coverage under the Company’s supplemental disability insurance plan in effect immediately prior to the Qualifying Termination Event for a period of two (2) years following such Qualifying Termination Event (or the date the Executive attains age 65, if earlier), but the cash payment in this clause (iii) will only be paid if the terms of the applicable insurance policy under such disability insurance plan provide that the coverage may be continued following the Qualifying Termination Event and such costs to be estimated using the extent of the coverage allowed under the terms of such policy at a cost to the Company that is no greater than the cost borne by the Company immediately prior to the Qualifying Termination Event.

If the 2½ month period following the Qualifying Termination Event for making the foregoing cash payments spans two calendar years, payment will in all cases be made in the second (later) calendar year.

Notwithstanding any provision of this Agreement to the contrary, to the extent that the Company determines that a delay in payment or benefits is required to avoid subjecting the Executive to taxes under Code Section 409A (“Section 409A”), the Executive shall not be entitled to receive any payments of, or benefits that constitute, deferred compensation (as defined in Section 409A) until the earlier of (i) the date which is six (6) months after his or her termination of employment or (ii) the date of his or her death (the “Section 409A Period”), at which time the Company shall pay all delayed payments to the Executive in a lump sum without interest.

3.3Termination for Other Reasons.  Except as expressly provided below, the Company shall have no obligations (or no further obligations, as the case may be) to the Executive under this Agreement if:

(a)	Executive’s employment is terminated by the Company for Cause;
(b)	Executive terminates his or her employment with the Company other than for Good Reason during a Protected Period;
(c)	Executive’s employment by the Company terminates due to the Executive’s Disability, retirement or death; or
(d)	Executive’s employment by the Company is terminated by the Company or the Executive for any reason, if such termination does not occur during a Protected Period.
(e)

Prior to a Potential Change in Control, Executive ceases to perform services on a full-time basis in either the same position Executive was serving on the Effective Date or a more senior position and as a result the term of this Agreement terminates pursuant to Article VI.

If, during a Protected Period and immediately prior to the Executive’s Disability or retirement, the Executive would have been entitled to terminate employment with the Company for Good Reason, then upon termination of his or her employment for Disability or retirement he shall be deemed to have terminated for Good Reason for purposes of this Agreement.

Notwithstanding anything else contained herein to the contrary, the Executive’s termination of employment on account of reaching the normal retirement age, as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, to the extent such policies are applicable to the Executive immediately prior to the commencement of the Protected Period and to the extent such policies are consistent with applicable law, shall not be a Qualifying Termination Event unless the Executive was otherwise able to terminate employment for Good Reason immediately prior to his or her retirement and his or her retirement occurred during a Protected Period.

3.4Notice of Termination.  Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The Notice of Termination shall be effective on the date specified in Section 9.8 of this Agreement.

Article IV
TAXES

The Company has the right to withhold from any amount otherwise payable to the Executive under or pursuant to this Agreement the amount of any taxes that the Company may legally be required to withhold with respect to such payment (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).  In the event that tax withholding is required with respect to amounts or benefits payable or deliverable by the Company to the Executive and the Company cannot satisfy its tax withholding obligations in the manner described in the preceding sentence, the Company may require the Executive to pay or provide for the payment of such required tax withholding as a condition to the payment or delivery of such amounts or benefits.

The Executive (or his or her Beneficiaries, if applicable) shall be solely responsible for all income and employment taxes arising in connection with this Agreement or benefits hereunder.

Article V
THE COMPANY’S PAYMENT OBLIGATION

5.1Payment Obligations Absolute.  Subject to the Executive’s compliance with Section 9.1 and the agreement contemplated thereby, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset (except an offset for the amount of any debt that is due from Executive to Company for loans, advances or similar items provided by the Company to Executive prior to the date of Executive’s notice to the Company of a Qualifying Termination Event), counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else.  All amounts payable by the Company hereunder shall be paid without notice or demand.  Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever, except as a result of an error in calculating the value of benefits payable under Section 3.2 or as otherwise provided in Article 7 and subject to the Executive’s compliance with Section 9.1 and the agreement contemplated thereby.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

5.2Unsecured General Creditor.  The Executive and his or her Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company.  No assets of the Company shall be held under any trust or held in any way as collateral security for the fulfilling of the obligations of the Company under this Agreement.  Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company.  The Company’s obligation under this Agreement shall be merely that of an unfunded and unsecured promise of the entity to pay money in the future, and the rights of the Executive and his or her Beneficiaries shall be no greater than those of unsecured general creditors.  It is the intention of the Company that this Agreement be unfunded for purposes of the Code and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

5.3Pension Plans.  All payments, benefits and amounts provided under this Agreement shall be in addition to and not in substitution for any pension rights under the Company’s tax-qualified pension plan in which the Executive participates, and any disability, workers’ compensation or other Company benefit plan distribution that the Executive is entitled to, under the terms of any such plan, at the time his or her employment by the Company terminates.  Notwithstanding the foregoing, this Agreement shall not create an inference that any duplicate payments shall be required.

Article VI
TERM OF AGREEMENT

This Agreement will commence on the Effective Date and shall continue in effect through the 31st of August 2022.  However, at the end of such initial period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee (or the Board) delivers written notice at least six (6) months prior to the end of such term, or extended term, to the Executive, that this Agreement will not be extended.  In such case, this Agreement will terminate at the end of the term, or extended term, then in progress.  If a Potential Change in Control occurs, the Committee (or the Board) may not give notice that the term of this Agreement will not be extended, or further extended, as the case may be, unless and until the Board declares in good faith that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control.

Unless the Board expressly determines that the term of this Agreement shall continue in effect, the term of this Agreement will terminate if, prior to a Potential Change in Control, the Executive ceases to perform services on a full-time basis in either the same position Executive was serving on the Effective Date or a more senior position.

Notwithstanding anything to the contrary in this Agreement, in the event a Change in Control occurs during the initial or any extended term, this Agreement will remain in effect for the longer of: (a) eighteen (18) months beyond the month in which such Change in Control occurred; or (b) if the Executive incurs a Qualifying Termination Event, until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Any subsequent Change in Control (“Subsequent Change in Control”) that occurs during the term shall also continue the term until the later of: (a) the date the term then in effect, at the time of such Subsequent Change in Control, would end; or (b) until all obligations of the Company hereunder have been fulfilled and all benefits required hereunder have been paid to the Executive; provided, however, that if one or more Subsequent Changes in Control occur, such event (or events) shall be considered a Change in Control hereunder, and this Agreement will be applicable thereto only if it, or they, occur during a Protected Period in effect at the time of any Subsequent Change in Control.

Notwithstanding anything herein to the contrary, the Executive shall be entitled to receive the benefits provided in this Agreement one time only under this Agreement, regardless of the number of Changes in Control or Subsequent Changes in Control that may occur.

Article VII
RESOLUTION OF DISPUTES

7.1Arbitration of Claims.  The Company and the Executive hereby consent to the resolution by mandatory and binding arbitration of all claims or controversies arising out of or in connection with this Agreement and/or the Exhibits hereto that the Company may have against the Executive, or that the Executive may have against the Company or against its officers, directors, employees or agents acting in their capacity as such.  Each party’s promise to resolve all such claims or controversies by arbitration in accordance with this Agreement, rather than through the courts, is consideration for the other party’s like promise.  It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration shall be final and binding upon the Company and the Executive and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be before a sole arbitrator (the “Arbitrator’) selected from Judicial Arbitration & Mediation Services, Inc., Los Angeles County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Civil Procedure Code Section 1280 et. seq. as the exclusive remedy of such dispute.

The Arbitrator shall interpret this Agreement, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law.  In reaching his or her decision, the Arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Agreement.  Except as provided in the next paragraph, the Arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this

Agreement, including but not limited to, any claim that all or any part of this Agreement is voidable.  The Arbitrator shall have the authority to decide dispositive motions.  Following the completion of the arbitration, the Arbitrator shall issue a written decision disclosing the essential findings and conclusions upon which the award is based.

Notwithstanding the foregoing, provisional injunctive relief may, but need not, be sought by the Executive or the Company in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally resolved by the Arbitrator in accordance with the foregoing.  Final resolution of any dispute through arbitration may include any remedy or relief which would otherwise be available at law and which the Arbitrator deems just and equitable.  The Arbitrator shall have the authority to award full damages as provided by law.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

The Company shall pay the reasonable fees and expenses of the Arbitrator and a stenographic reporter, if employed, and any other costs associated with the arbitration that are unique to arbitration.  Each party shall pay its own legal fees and other expenses and costs incurred with respect to the arbitration as and to the same extent as if the matter were being heard in court.

Article VIII
SUCCESSORS

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty-one percent (51%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement in a written instrument prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to the benefits provided under this Agreement.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, trustees, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s Beneficiary in accordance with the terms of this Agreement.

Article IX
MISCELLANEOUS

9.1Release and Agreement.  Notwithstanding anything else contained herein to the contrary, the Company’s obligation to pay benefits hereunder to the Executive is subject to the condition precedent that the Executive execute a valid and effective Severance Agreement in the form attached hereto as Exhibit A (or such other form, which is substantially the same as the form attached hereto as Exhibit A, as the Committee may require) and such executed agreement is received by the Company and is not revoked by the Executive or otherwise rendered unenforceable by the Executive.

9.2Employment Status.  The Executive and the Company acknowledge that, except as may be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, subject to applicable law and subject to the express provisions of Article 2.

9.3Beneficiaries.  Subject to the other provisions of this Section 9.3, the person or persons (including a trustee, personal representative or other fiduciary) last designated in writing by the Executive in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Executive’s death shall be the Executive’s Beneficiary or Beneficiaries.

No beneficiary designation shall become effective until it is filed with the Committee, and no beneficiary designation of someone other than the Executive’s spouse shall be effective unless such designation is consented to by the Executive’s spouse on a form provided by and in accordance with procedures established by the Committee.

If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Executive’s surviving spouse shall be the Beneficiary.  If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Executive’s estate (which shall include either the Executive’s probate estate or living trust) shall be the Beneficiary.  In any case where there is no such personal representative of the Executive’s estate duly appointed and acting in that capacity within 90 days after the Executive’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Executive’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.

Notwithstanding anything else herein to the contrary, in the event any amount is payable under this Agreement to a minor, payment shall not be made to the minor, but instead be paid: (a) to that person’s living parent(s) to act as custodian; (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent; or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

9.4Entire Agreement.  This Agreement, including the Exhibits hereto, contains the entire understanding of the Company and the Executive, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, with respect to the subject matter hereof.

9.5Gender and Number.  Except where otherwise indicated by the context any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

9.6Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.  Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

9.7Modification.  No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive (or the Executive’s legal representative) and by an authorized member of the Committee (or the Board) or its designee or legal representative.

9.8Notice.  For purposes of this Agreement, notices, including Notice of Termination, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S.  Postal Service for delivery by certified or registered mail, postage prepaid and addressed: (a) if to the Executive, to his or her latest address as reflected on the records of the Company, and (b) if to the Company, to Parsons Corporation, 100 West Walnut Street, Pasadena, California 91124, Attn: Chair, Compensation Committee, or to such other address as either party may furnish to the other in writing for the delivery of notices to that party, with specific reference to this Agreement and the importance of the notice, except that a notice of change of address shall be effective only upon receipt by the other party.

9.9Applicable Law.  To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Agreement, without regard to principles of conflicts of laws.  Any statutory reference in this Agreement shall also be deemed to refer to all final rules and final regulations promulgated under or with respect to the referenced statutory provision.

9.10Code Sections 280G and 4999.  Notwithstanding anything contained in this Agreement to the contrary, if following a change in ownership or effective control or in the ownership of a substantial portion of assets (in each case, within the meaning of Section 280G of the Code), the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies to any payments, benefits and/or amounts received by the Executive pursuant to this Agreement or otherwise (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Executive is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash payments under this Agreement, then by reducing or eliminating any accelerated vesting of any long-term cash incentive awards, then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax. The provisions of this Section 9.10 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

Executive

Signature:

Name: Michael Kolloway

Parsons Corporation

By:

Carey Smith

Chief Executive Officer